Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-220084 on Form S-3 and Registration Statement No. 333-226222 on Form S-8 of Bank of the James Financial Group, Inc. of our report dated March 27, 2026, relating to the consolidated financial statements of Bank of the James Financial Group, Inc., appearing in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Bank of the James Financial Group, Inc. for the year ended December 31, 2025.

/s/ Elliott Davis, PLLC

Raleigh, North Carolina

March 27, 2026